EXHIBIT 99.1

Heat Biologics Launches Program to Develop Vaccine Designed to Protect Against COVID-19 Coronavirus

Utilizes Heat's gp96 vaccine platform to treat or prevent infection

Potent immune response and induction of mucosal immunity in SIV/HIV, malaria, zika and other infectious diseases demonstrated in prior NIH and DOD-funded pre-clinical studies utilizing Heat's gp96 platform

DURHAM, NC / ACCESSWIRE / March 3, 2020 / Heat Biologics, Inc. (HTBX), a clinical-stage biopharmaceutical company specialized in the development of therapeutic vaccines, announced today that the Company has formally launched a program within its wholly-owned subsidiary, Zolovax, Inc., to develop a vaccine using its immune activating gp96 vaccine platform for treating or preventing infection from the SARS-CoV-2 coronavirus that causes COVID-19. The Company also announced that it has filed a provisional patent for use of its technology platform for treating or preventing infection with the SARS-CoV-2 virus that causes coronavirus disease 2019 (COVID-19).

Heat shock protein gp96 is a versatile and ubiquitous protein found in all human cells. It has been called the immune system's swiss army knife* due to its function as a potent immune adjuvant that has the role of "molecular warning system" to induce immunity against necrotic cells. gp96 is naturally tethered to the cell and is normally released only during necrosis or cell death.

Heat's proprietary gp96 vaccine platform reprograms live cells to continually secrete antigens of interest bound to the gp96, thus activating a robust T-cell response against those antigens. Heat's gp96 platform has undergone rigorous testing in numerous National Institutes of Health (NIH) and U.S. Department of Defense (DOD)-funded mice and primate trials as a vaccine against SIV/HIV, malaria, zika and other infectious diseases, and has been tested in over 250 patients in multiple NIH and Heat-funded oncology trials.

Jeff Wolf, CEO of Heat, commented, "gp96 is a powerful vaccine platform that has been shown to induce a potent immune response and effectiveness in the induction of mucosal immunity in several infectious disease models. We believe this platform has the potential to provide broad protection against COVID-19, and possible future mutations of COVID-19 or other coronaviruses. We look forward to providing further updates on our progress as developments unfold."

*Schild, H., & Rammensee, H.G., gp96 - The Immune System' s Swiss Army Knife. Nature Immunology 2000 Aug;1(2):100-1.

About Heat Biologics, Inc.

Heat Biologics is a biopharmaceutical company developing immunotherapies designed to activate a patient's immune system against cancer and other diseases using its proprietary gp96 platform to activate CD8+ "Killer" T-cells. Heat has completed enrollment in its Phase 2 clinical trial for advanced non-small cell lung cancer with its gp96-based HS-110 therapeutic vaccine. HS-110 is the company's first biologic product candidate in a series of proprietary immunotherapies designed to stimulate a patient's own T-cells. Heat also has numerous pre-clinical programs at various stages of development. For more information, please visit www.heatbio.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectation, and assumptions and include statements regarding the platform having the potential to provide broad protection against COVID-19, and possible future mutations of COVID-19 or other coronaviruses. These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including the ability of Heat's platform to provide broad protection against COVID-19, and possible future mutations of COVID-19 or other coronaviruses, the issuance of a patent to Heat for use of Heat's technology platform for treating or preventing infection with the SARS-CoV-2 virus that causes coronavirus disease 2019 (COVID-19), the ability of Heat's therapies to perform as designed, to demonstrate safety and efficacy, as well as results that are consistent with prior results, the ability to enroll patients and complete the clinical trials on time and achieve desired results and benefits, Heat's ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to Heat's ability to promote or commercialize its product candidates for specific indications, acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products, Heat's ability to maintain its license agreements, the continued maintenance and growth of its patent estate, its ability to establish and maintain collaborations, its ability to obtain or maintain the capital or grants necessary to fund its research and development activities, its ability to continue to maintain its listing on the Nasdaq Capital Market and its ability to retain its key scientists or management personnel, and the other factors described in Heat's most recent annual report on Form 10-K for the year ended December 31, 2018 filed with the SEC, and other subsequent filings with the SEC. The information in this release is provided only as of the date of this release, and Heat undertakes no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Media and Investor Relations Contact

David Waldman

+1 919 289 4017

investorrelations@heatbio.com